EXHIBIT 23.1
TRIMBLE NAVIGATION LIMITED
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos.  33-37384,  33-39647,  33-45167,  33-45604,  33-46719,  33-50944, 33-57522,  33-62078,  33-78502,   33-84362,  33-91858,   333-04670,  333-28429, 333-53703, 333-84949,  333-38264, 333-65758,  333-97979,  333-118212, 333-138551, 333-140941, and 333-161295  pertaining  to the 1983 Stock Option Plan,  the Trimble  Navigation  Savings and Retirement  Plan,  the 1990  Director  Stock Option Plan,  the  "Position Us for Progress"  1992 Employee Stock Bonus Plan,  the 1992  Management  Discount Stock Option Plan, the 1993 Stock Option Plan, the Amended and Restate 2002 Stock Plan, the Amended and Restated Employee Stock Purchase Plan, and the @Road, Inc. 2000 Stock Option Plan, Form S-3 No. 333-147155 and Form S-4 No. 333-139666 of Trimble Navigation Limited and in the related Prospectus of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited, and the effectiveness of internal control over financial reporting of Trimble Navigation Limited, included in this Annual Report (Form10-K) for the year ended January 1, 2010.

/s/ Ernst & Young LLP

San Jose, California
February 26, 2010